Exhibit 99

News Release

Contact: Joseph B. Bower Treasurer (814) 765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS 2003 FOURTH QUARTER AND ANNUAL EARNINGS

Clearfield, Pennsylvania – January, 2004

CNB Financial Corporation, the parent company of County National Bank, today announced reported earnings of $2.4 million or $0.65 per share for the fourth quarter of 2003. This represents a 1.2% increase over the same period of 2002. For the full year of 2003, the Corporation’s earnings were $9.1 million, representing $2.46 per share, compared to $8.7 million, or $2.38 per share, in 2002, yielding year-to-year growth in earnings of 4.5%.

William F. Falger, President and CEO of CNB Financial Corporation stated, “We are pleased with our financial performance during the past year which occurred while our net interest margin experienced a decline to 4.04% from 4.29% in 2002. Offsetting the decline in net interest margin was solid growth in assets primarily from loan growth of 9.0% and a significant increase in non-interest income before security gains of 13.7%. Our non-interest income growth was aided by earnings from the sale of fixed annuity products which began during the year along with revenue generated from the sale of loans resulting from a surge in mortgage refinancing driven by lower interest rates.”

Financial Highlights (in thousands) (unaudited)	12-31-03	% Change	12-31-02
Total Assets	$701,442	4.9%	$668,518
Net Loans	$458,249	9.0%	$420,364
Total Deposits	$575,438	5.6%	$545,137
Total Equity	$66,447	7.1%	$62,033
Nonperforming Assets	$3,352	7.5%	$3,118
% of Total Assets	0.48%	2.1%	0.47%
Trust Assets	$200,485	12.2%	$178,719

	Fourth Qtr.		Year to Date
	2003	2002	2003	% Change	2002
Net Interest Income	$5,941	$6,444	$24,186	(1.4)%	$24,535
Provision for Loan Losses	(255)	(540)	(1,535)	(14.7)%	(1,800)
Non-Interest Income	1,729	1,525	6,866	13.7%	6,045
Net Security Gains/(Losses)	103	(6)	270	—	(7)
Non-Interest Expenses	(4,481)	(4,366)	(17,925)	3.6%	(17,307)
Federal Income Taxes	(652)	(702)	(2,805)	0.2%	(2,800)

Net Income	$2,385	$2,355	$9,057	4.5%	$8,666

Earnings Per Share, fully diluted	$0.65	$0.64	$2.46	3.4%	$2.38
Dividends Per Share	$0.32	$0.42	$1.18	—	$1.18
Return on Average Assets (ROA)			1.31%	(3.0)%	1.35%
Return on Average Equity (ROE)			14.79%	(0.3)%	14.83%

“The financial performance of our corporation was recognized by our shareholders as the market value of our stock, which began the year at $33.00 per share ended the year at $42.08 per share. This represents an increase of 27.5% in one year,” stated Mr. Falger.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

County National Bank’s website is www.bankcnb.com.